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                               DISTRIBUTION PLAN
                                SEI INDEX FUNDS

                                    CLASS E


       WHEREAS, SEI Index Funds (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

       WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Portfolios of the Trust listed on Exhibit A hereto (the "Portfolios") and the owners of the Class E of shares of such Portfolios (the "Shares");

       NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

       Section 1. The Trust has adopted this Class E Distribution Plan ("Plan") to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the Portfolios.

       Section 2. The Trust may incur expenses for the items stipulated in
Section 3 of this Plan in an amount equal to .05% of the average daily net assets of the Shares of the Portfolios. All expenditures pursuant to this Plan shall be made only pursuant to authorization by the President, any Vice President or the Treasurer of the Trust. If there should be more than one series of Trust shares, expenses incurred pursuant to this Plan shall be allocated among the several series of the Trust on the basis of their relative net asset values, unless otherwise determined by a majority of the Qualified Trustees.

       In addition, the Trust will pay the Distributor a fee on the Shares of the Portfolios up to the amount set forth on Exhibit A. The Distributor may use this fee for compensation for its services in connection with distribution assistance or the provision of shareholder services.

       Section 3. Expenses permitted pursuant to this Plan shall include, and be limited to, the following:

       (a) The incremental printing costs incurred in producing for and distributing to persons other than current shareholders of the Trust the reports, prospectuses, notices and similar materials that are prepared by the Trust for current shareholders;

       (b)     advertising;

       (c) the costs of preparing, printing and distributing any literature used in connection with the offering of the Trust's Shares and not covered by Section 3(a) of this Plan; and

       (d) expenses incurred in connection with the promotion and sale of the Trust's Shares including, without limitation, travel and communication expenses and expenses for the compensation of and benefits for sales personnel.

       Section 4. This Plan shall not take effect with respect to any Portfolio until it has been approved (a) by a vote of at least a majority of the outstanding voting securities of the Shares of such Portfolio; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees

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of the Trust and (ii) the Qualified Trustees, cast in person at a Board of
Trustees meeting called for the purpose of voting on this Plan or such agreement.

       Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 4 herein for the approval of this Plan.

       Section 6. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

       Section 7. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Portfolios.

       Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of Shareholders holding a majority of the Trust's outstanding voting securities, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

       Section 9. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of shareholders holding a majority of the outstanding voting securities of the Shares of the Portfolios, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 4 herein for the approval of this Plan.

       Section 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

       Section 11. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of
Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

       Section 12. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

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                                   EXHIBIT A



S&P 500 Index Portfolio                                                  .15%

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